Exhibit 99.1

Ixia Updates First Quarter 2013 Revenue Expectations to $121 Million to $123 Million; Schedules Q1 Financial Results Conference Call for April 30, 2013

CALABASAS, CA, April 11, 2013 — Ixia (Nasdaq: XXIA) announced today that it has updated its revenue expectations for its first quarter ended March 31, 2013, and that it will report financial results for the first quarter on Tuesday, April 30, 2013, after the market closes.

Management currently expects revenues in the first quarter of 2013 to be in the range of $121 million to $123 million, below its prior revenue guidance of $125 million to $127 million. Management’s updated revenue expectations exclude $4.15 million that the Company previously expected to recognize in the 2013 first quarter but has now recognized in prior periods that have been restated to correct certain revenue recognition practices including with respect to an implied warranty arrangement with a customer that resulted in the $4.15 million not being recognized during the 2013 first quarter. The updated range reflects the Company’s previous guidance, as adjusted for the $4.15 million in revenue that has been recognized in prior periods.

For additional details on the restated prior periods and the implied warranty arrangement, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”) on April 4, 2013 and Current Report on Form 8-K filed with the SEC on April 3, 2013.

Management will host a conference call for analysts and investors to discuss its quarterly results as well as its business outlook for the 2013 second quarter at 5:00 p.m. Eastern time on Tuesday, April 30, 2013. Open to the public, investors may listen to the call by dialing (678) 825-8347. A live webcast of the conference call will be accessible from the “Investors” section of the Company’s web site (www.ixiacom.com/investors). Following the live webcast, an archived version will be available in the “Investors” section on the Ixia web site for 90 days.

About Ixia

Ixia solutions deliver actionable insight through real-time monitoring, real-world testing, and rapid assessment. This end-to-end visibility provides organizations with a complete understanding into user behavior, security vulnerabilities, network capacity, application performance, and IT resiliency. From the lab to the network to the cloud, Ixia solutions enable its customers to optimize networks and data centers to accelerate, secure, and scale application delivery. For more information, visit www.ixiacom.com.

Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding the Company’s current expectations regarding revenues in the first quarter of 2013. In some cases, such forward-looking statements can be identified by terms such as may, will, should, expect, plan, believe, estimate, predict or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from our current expectations include, among others, the Company’s completion of its first quarter financial close processes. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Contact:

The Blueshirt Group

Maria Riley, Investor Relations

Tel: 415-217-7722

Or

Ixia

Tom Miller, Chief Financial Officer

Tel: 818-444-2325

tmiller@ixiacom.com